Warsaw, IN . . . March 22, 2005 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD THIRD QUARTER RESULTS

AND EXPANSION OF ITS SHARE REPURCHASE PROGRAM

Biomet, Inc. today reported record sales and earnings results for its third quarter ended February 28, 2005.  Net sales increased 18% to $482,023,000, while operating income increased 9% to $144,270,000 and increased 14%, as adjusted, to $151,672,000.  Net income increased 12% to $96,784,000 and increased 17%, as adjusted, to $101,615,000, while diluted earnings per share increased 12% to $0.38 and increased 18%, as adjusted, to $0.40.  The Company's reported results reflect the acquisition of Merck KGaA's interest in the Biomet Merck joint venture on March 19, 2004, as well as the acquisition of Interpore International, Inc. on June 18, 2004.  Adjusted results, which are non-GAAP measures, exclude acquisition costs, including inventory step-up and write off of in-process research and development.  A reconciliation to comparable GAAP measures is included in this press release.

Additionally, the Board of Directors authorized the purchase of up to an additional $100 million of the Company's outstanding Common Shares in open market or privately negotiated transactions.  This is in addition to the July 2004 authorizations to repurchase $100 million, in which approximately $41.8 million is still available, and 2.5 million shares to be automatically purchased in equal increments on a daily basis through July 2005.  Purchases of the additional $100 million of Common Shares, if any, will be dependant on market conditions and may be made from time to time between March 21, 2005 and March 20, 2006.  In aggregate, the Company has purchased approximately $764 million representing 24.3 million of its Common Shares in its previous share repurchase programs since December 2001.

Dane A. Miller, Ph.D., Biomet’s President and Chief Executive Officer stated, “We are pleased with Biomet’s third quarter operating results which continue to be led by strong growth in the Company’s reconstructive, spinal hardware and orthobiologic product lines.  Continued market acceptance of recently introduced products and minimally invasive knee and hip instruments propelled the growth of the Company’s reconstructive product lines during the third quarter.  In the important domestic market for reconstructive devices, Biomet’s reconstructive product sales increased 22% during the third quarter.  Worldwide reconstructive sales, excluding dental, increased 19% constant currency during the recently completed quarter.  Additionally, sales of the Company’s spinal hardware and orthobiologic spinal products increased 117% worldwide during the third quarter as Biomet continues to broaden its line of spinal products and technologies through the recent acquisition of Interpore International, Inc.”

Excluding the impact of foreign currency, which increased third quarter sales by $11.2 million, net sales increased 15% during the third quarter of fiscal year 2005.  United States and international sales, excluding the effects of foreign currency, increased 15% and 14%, respectively, during the third quarter.  Additionally, excluding the impact of the acquisition of Interpore International, Inc., United States and international sales each increased 12%.

Reconstructive device sales increased 21% worldwide to $326,220,000 during the third quarter of fiscal year 2005.  On a constant currency basis, worldwide reconstructive device sales increased 17%.  Knee sales increased 31% worldwide during the third quarter and 36% in the United States.  Knee sales increased 27% worldwide, constant currency.  Biomet’s industry-leading knee sales growth continues to be driven by new product introductions, in addition to the Company’s broad line of total knee systems and minimally invasive, unicondylar knee systems.  Additionally, Biomet’s Microplasty minimally invasive and quad-sparing total knee instruments continue to receive excellent market acceptance.

During the third quarter, hip sales increased 11% worldwide and 5% in the United States.  Excluding the impact of foreign currency, hip sales increased 8% worldwide.  Biomet’s M2a-38™ Metal-on-Metal System and the Company’s broad line of porous-coated stems continue to lead hip sales growth.

Extremity sales increased 10% worldwide during the third quarter of fiscal year 2005 and 4% in the United States.  On a constant currency basis, extremity sales increased 7% worldwide.  Sales of dental reconstructive implants increased 10% worldwide and 11% in the United States during the third quarter.  Worldwide dental reconstructive implant sales increased 6%, constant currency.  Sales of bone cements and accessories increased 36% worldwide during the third quarter and 78% in the United States.  Excluding the effect of foreign currency, sales of bone cements and accessories increased 30% worldwide.

Fixation sales were down 1% to $62,090,000 during the third quarter of fiscal year 2005 and decreased 2% worldwide, constant currency.  Lorenz Surgical’s craniomaxillofacial fixation sales increased 14% worldwide and 6% in the United States during the third quarter.  Worldwide craniomaxillofacial fixation sales increased 12%, constant currency.  Sales of electrical stimulation products decreased 8% worldwide and in the United States during the third quarter.  External fixation sales decreased 6% during the third quarter and decreased 12% in the United States.   Excluding the impact of foreign currency, external fixation sales decreased 7% worldwide.  Internal fixation sales increased 5% worldwide during the third quarter and decreased 14% in the United States.  On a constant currency basis, worldwide internal fixation sales increased 2% during the third quarter.

Spinal product sales increased 34% to $52,615,000 and increased 26% in the United States during the third quarter of fiscal year 2005.  Spinal sales increased 33% worldwide, constant currency.  Domestic sales of spinal implants and orthobiological products for the spine increased 117%, while domestic spinal stimulation sales decreased 11% during the third quarter.

Sales of Biomet’s “other products” increased 8% to $41,098,000 and increased 6% in the United States during the third quarter of fiscal year 2005.  On a constant currency basis, “other product” sales increased 6% worldwide.  Arthroscopy sales increased 10% worldwide and in the United States during the third quarter.  On a constant currency basis, arthroscopy sales increased 9% during the third quarter of fiscal year 2005.  Softgoods and bracing sales decreased 3% worldwide, in the United States and on a constant currency basis during the third quarter.

Dr. Miller concluded, “Biomet continues to experience strong growth in its reconstructive, spinal hardware and orthobiological product segments.  Consequently, we remain comfortable with the range of the analysts’ sales and earnings estimates of $503 million to $530 million and $0.42 to $0.44 per share for the fourth quarter of fiscal year 2005.”

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC. - - QUARTERLY RESULTS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	2005	2004	2005	2004

Net Sales	$482,023	$410,185	$1,376,857	$1,168,065
Cost of Sales	130,666	115,992	373,349	330,400
Cost of Sales, current period impact of inventory step-up	7,402	--	21,806	--
Gross Profit	343,955	294,193	981,702	837,665

S, G, & A	179,224	145,712	505,989	414,773
R & D	20,461	15,892	58,543	46,450
In-process research and development	--	--	26,020	--
Operating Income	144,270	132,589	391,150	376,442

Other Income (Expense), Net	2,641	3,570	2,157	10,260
Income Before Taxes
And Minority Interest	146,911	136,159	393,307	386,702
Income Taxes	52,698	47,430	152,465	134,659
Income Taxes related to inventory step-up	(2,571)	--	(7,574)	--
Income Before
Minority Interest	96,784	88,729	248,416	252,043
Minority Interest	--	2,129	--	6,273
Net Income	96,784	86,600	248,416	245,770

Earnings per Share
Basic	.38	.34	.98	.96
Diluted	.38	.34	.97	.95

Basic Shares Outstanding	252,182	255,110	253,000	255,916
Diluted Shares Outstanding	253,994	257,244	255,029	257,892

U.S. sales	$313,204	$271,520	$918,514	$ 788,317
Foreign sales	168,819	138,665	458,343	379,748

Reconstructive sales	$326,220	$270,203	$910,087	$ 755,726
Fixation sales	62,090	62,460	185,131	184,889
Spinal product sales	52,615	39,322	158,756	116,267
Other product sales	41,098	38,200	122,883	111,183

Consolidated Balance Sheets	February 28, 2005		May 31, 2004
Assets
Cash and Investments	$ 172,763		$ 235,612
Accounts and notes receivable, net	489,467		465,949
Inventories	456,612		389,391
Other current assets	118,210		91,256
Fixed Assets, net	314,718		268,826
Goodwill	440,896		266,860
Other Assets	105,063		69,803
Total Assets	$2,097,729		$1,787,697

Liabilities and Stockholders' Equity
Current Liabilities	$ 526,970		$ 313,402
Other Liabilities	32,346		26,085
Stockholders' Equity	1,538,413		1,448,210
Total Liabilities and Stockholders' Equity	$2,097,729		$1,787,697

The above balance sheet includes the preliminary purchase price allocation in connection with the Interpore acquisition.  The Company believes that changes, if any, when the purchase price allocation is finalized, will not be material.

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency, operating income, as adjusted, net income, as adjusted, and diluted earning per share, as adjusted.   The term "as adjusted", a non-GAAP financial measure, refers to financial performance measures that exclude the following charges: (a) the current period impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; (b) In-process research and development written off as of the closing date related to the acquisition of Interpore International, Inc.; and (c) Tax effect of item (a) above.  Inventory stepped-up to its current fair market value in an acquisition and subsequently sold, results in a higher cost of goods sold during the periods in which the stepped-up inventory is sold, thus overstating cost of goods sold and understating gross margins versus historical and future periods in which the inventory sold represents the actual cost of products manufactured.  In-process research and development written off as of the closing date of an acquisition is a one time event that is not indicative of future results.  The Company's management believes that the presentation of these measures provides useful information to investors.  These measures may assist investors in evaluating the Company's operations, period over period.  Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets.  Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

BIOMET, INC.
Reconciliation of non-GAAP financial information to GAAP financial information
FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28
(in thousands, except per share data)
	Three Months		Nine Months
	Amount	Percent of Sales	Amount	Percent of Sales

Operating income, as reported	$144,270	29.9%	$391,150	28.4%
Inventory step-up	7,402	1.5	21,806	1.6
In-process research and development	--	--__	26,020	1.9
Operating income, as adjusted	$151,672	31.4%	$438,976	31.9%

Net income, as reported	$96,784	20.1%	$248,416	18.0%
Inventory step-up	7,402	1.5	21,806	1.6
In-process research and development	--	--	26,020	1.9
Tax effect of inventory step-up	(2,571)	(0.5)	(7,574)	(0.5)
Net income, as adjusted	$101,615	21.1%	$288,668	21.0%

	Three Months		Nine Months
	Basic	Diluted	Basic	Diluted
Diluted earnings per share, as reported	$0.38	$0.38	$0.98	$0.97
Inventory step-up	0.03	0.03	0.09	0.09
In-process research and development	--	--	0.10	0.10
Tax effect of inventory step-up	(0.01)	(0.01)	(0.03)	(0.03)
Diluted earnings per share, as adjusted	$0.40	$0.40	$1.14	$1.13

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
	Three Months			Nine Months
U.S. sales	15%	0%	15%	17%	0%	17%
Foreign sales	22	8	14	21	8	13
Total sales	18	3	15	18	2	16

Reconstructive sales	21%	4%	17%	20%	3%	17%
Fixation sales	(1)	1	(2)	0	1	(1)
Spinal product sales	34	1	33	37	1	36
Other product sales	8	2	6	11	2	9

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